[TPW Letterhead]

_______________ ____, 2006

Westbank
225 Park Avenue
West Springfield, Massachusetts 01090-1049

Re:	Merger of Westbank Corporation into
NewAlliance Bancshares, Inc.

Ladies and Gentlemen:

          You have requested our opinion regarding certain federal income tax consequences of the merger (the “Merger”) of Westbank Corporation, a Massachusetts corporation (“Westbank”), with and into NewAlliance Bancshares, Inc., a Delaware corporation (“NewAlliance”), immediately followed by the merger (the “Bank Merger”) of Westbank, a wholly-owned subsidiary of Westbank (“WB”), with and into NewAlliance Bank, a wholly-owned subsidiary of NewAlliance (“NAB”). The Merger and the Bank Merger will be effected pursuant to the Agreement and Plan of Merger dated as of July 18, 2006 by and between NewAlliance and Westbank (the “Merger Agreement”). The Merger, the Bank Merger and related transactions are described in the Merger Agreement and in the Joint Proxy Statement-Prospectus (the “Proxy Statement”) included in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Registration Statement”). All capitalized terms used but not defined in this opinion shall have the meanings set forth in the Merger Agreement.

          In connection with the opinions expressed below, we have examined and relied on originals, or copies certified or otherwise identified to our satisfaction, of the Merger Agreement and of such corporate records of NewAlliance and Westbank as we have deemed appropriate. We will also rely, without independent verification, upon letters of NewAlliance and Westbank to Thacher Proffitt & Wood LLP containing certain tax representations. We have assumed that the parties will act, and that the Merger will be effected, in accordance with the Merger Agreement, and that the representations made by NewAlliance and Westbank in the foregoing letters will be true, correct, and complete at the Effective Time, and as to statements qualified by the best of knowledge of the management of NewAlliance and Westbank, will be consistent with the underlying facts as of the Effective Time. In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.

Westbank
________________________ ______, 2006

          Based on and subject to the foregoing, it is our opinion that, for federal income tax purposes, under current law:

(1)     The Merger, when consummated in accordance with the terms of the Merger Agreement, will either constitute a reorganization within the meaning of section 368(a) of the Code or will be treated as part of a reorganization within the meaning of Section 368(a) of the Code;

(2)     Neither the Merger nor the Bank Merger will adversely affect the Merger qualifying as a reorganization within the meaning of section 368(a) of the Code;

(3)     No gain or loss will be recognized by NewAlliance, NAB, Westbank or WB by reason of the Merger;

(4)     The exchange of Westbank Common Stock, to the extent exchanged for NewAlliance Common Stock, will not give rise to the recognition of gain or loss for Federal income tax purposes to the stockholders of Westbank;

(5)     Subject to any adjustments to basis as a result of any cash received in exchange for Westbank Common Stock, the basis of the NewAlliance Common Stock to be received (including any fractional shares deemed received for tax purposes) by a Westbank Shareholder will be the same as the basis, as so adjusted, of the Westbank Common Stock surrendered pursuant to the Merger in exchange therefor; and

(6)     The holding period of the shares of NewAlliance Common Stock to be received by a Shareholder of Westbank will include the period during which the shareholder held the shares of Westbank Common Stock surrendered in exchange therefor, provided the Westbank Common Stock surrendered is held as a capital asset at the Effective Time.

          Except as set forth above, we express no opinion to any party as to the tax consequences, whether Federal, state, local or foreign, of the Merger or of any transaction related thereto or contemplated by the Merger Agreement. This opinion is given solely for the benefit of Westbank and its shareholders, and may not be relied upon by any other party or entity or otherwise referred to in any document without our express written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference thereto under the heading “The Merger - Material Federal Income Tax Consequences” and “Legal Matters” in the Proxy Statement which is a part of the Registration Statement.

Very truly yours,